Exhibit 99.1

Schedule I

GAMCO INVESTORS, INC.
CONDENSED STATEMENTS OF INCOME
(Parent company only)
(In thousands, except per share data)

	Year Ended December 31,
	2016	2015	2014
Revenues
Distribution fees and other income	$29,045	$26,860	$29,611
Total revenues	29,045	26,860	29,611
Expenses
Compensation	1,929	3,550	4,005
Stock based compensation	3,959	9,868	5,278
Management fee benefit	(13,943)	(2,209)	(1,076)
Other operating expenses	9,102	9,243	8,990
Total expenses	1,047	20,452	17,197
Operating income	27,998	6,408	12,414
Other income (expense)
Equity earnings from subsidiaries	100,698	87,206	97,234
Net gain from investments	1,447	4,635	4,272
Extinguishment of debt	-	(1,067)	(84)
Interest and dividend income	1,447	2,246	2,175
Interest expense	(11,814)	(7,886)	(6,919)
Shareholder-designated contributions	-	(6,396)	(134)
Total other income, net	91,778	78,738	96,544
Income before income taxes	119,776	85,146	108,958
Income tax provision/(benefit)	2,655	(2,204)	1,605
Income from continuing operations	117,121	87,350	107,353
Income/(loss) from discontinued operations, net of taxes	-	(3,938)	2,037
Net income	$117,121	$83,412	$109,390

GAMCO INVESTORS, INC.
CONDENSED STATEMENTS OF FINANCIAL CONDITION
(Parent company only)
(In thousands, except per share data)

	December 31,	December 31,
	2016	2015
ASSETS

Cash and cash equivalents	$7,209	$3,982
Investments in securities	37,235	32,735
Receivable from brokers	55	635
Receivable from affiliates	57,274	20,445
Capital lease	2,514	2,723
Income tax receivable	-	11,991
Other assets	4,149	4,218
Total assets	$108,436	$76,729

LIABILITIES AND EQUITY

Payable to brokers	$66	$12
Capital lease obligation	5,066	5,170
Compensation payable	27,496	11,144
Securities sold, not yet purchased	-	129
Payable to affiliates	462	31,029
Accrued expenses and other liabilities	5,556	5,579
Sub-total	38,646	53,063

AC 4% PIK Note (due November 30, 2020)	100,000	250,000
4.5% Convertible note (due August 15, 2021)	109,835	-
Loan from GGCP (due December 28, 2016)	-	35,000
5.875% Senior notes (due June 1, 2021)	24,120	24,097
Total liabilities	272,601	362,160

Total equity	(164,165)	(285,431)
Total liabilities and equity	$108,436	$76,729

GAMCO INVESTORS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(Parent company only)
(In thousands)

	Year Ended December 31,
	2016	2015	2014
Operating activities
Net income	$117,121	$83,412	$109,390
Loss/(income) from discontinued operations, net of taxes	-	3,938	(2,037)
Income from continuing operations	117,121	87,350	107,353
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	607	595	589
Stock based compensation expense	3,959	9,868	5,278
Tax benefit from exercise of stock options	-	102	349
Donated securities	499	1,945	1,486
Gains on sales of available for sale securities	(4)	(6)	(587)
Accretion of zero coupon debentures	-	628	885
Loss on extinguishment of debt	-	1,067	84
(Increase) decrease in assets:
Investments in trading securities	(5)	-	-
Receivable from affiliates	(25,510)	(31,205)	23,758
Receivable from brokers	580	976	(983)
Income tax receivable and deferred tax assets	11,991	29,164	(7,544)
Other assets	(330)	(478)	345
Increase (decrease) in liabilities:
Payable to affiliates	(30,567)	31,017	(228)
Payable to brokers	54	(539)	(752)
Income taxes payable and deferred tax liabilities	(1,137)	3,920	1,611
Compensation payable	16,351	(3,319)	11,541
Accrued expenses and other liabilities	(700)	(424)	(5,581)
Total adjustments	(24,212)	43,311	30,251
Net cash provided by operating activities from continuing operations	$92,909	$130,661	$137,604

GAMCO INVESTORS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(Parent company only)
(In thousands)

	Year Ended December 31,
	2016	2015	2014
Investing activities
Purchases of available for sale securities	$(1,843)	$(6,279)	$(5,024)
Proceeds from sales of available for sale securities	408	81	3,877
Net cash used in investing activities from continuing operations	(1,435)	(6,198)	(1,147)

Financing activities
Repurchase of Zero coupon subordinated debentures due December 31, 2015	-	(13,101)	(716)
Repurchase of 5.875% Senior note due June 1, 2021	-	(76,533)	-
Repayment of AC 4% PIK Note due November 30, 2020	(150,000)	-	-
Issuance of 4.5% Convertible note due August 15, 2021	109,826	-	-
Loan from GGCP due December 28, 2016	(35,000)	35,000	-
Amortization of debt issuance costs	33	-	-
Dividends paid by subsidiaries to GBL	-	164,000	101,000
Net transfer to/(from) AC	-	(196,297)	(193,021)
Proceeds from exercise of stock options	-	1,167	1,637
Dividends paid	(2,333)	(7,468)	(12,618)
Purchase of treasury stock	(10,773)	(27,249)	(32,739)
Net cash used in financing activities from continuing operations	(88,247)	(120,481)	(136,457)
Cash flows of discontinued operations
Net cash provided by/(used in) operating activities	-	82,759	(66,053)
Net cash provided by/(used in) investing activities	-	(35,216)	3,900
Net cash provided by/(used in) financing activities	-	(47,543)	62,153
Net cash provided by/(used in) discontinued operations	-	-	-
Net increase in cash and cash equivalents	3,227	3,982	-

Cash and cash equivalents at beginning of period	3,982	-	-
Cash and cash equivalents at end of period	$7,209	$3,982	$-
Supplemental disclosures of cash flow information:
Cash paid for interest	$10,425	$6,282	$5,936
Cash paid for taxes	$74,457	$58,353	$69,287